News Release	Quest Energy Partners, L.P.
For Immediate Release	[Graphic Omitted]

Partnership Contact:

Jack Collins, EVP Finance/Corporate Development

Phone: (405) 702-7460

Website: www.qelp.net

Quest Energy Partners, L.P. Announces Favorable Ruling From NASDAQ Listing Qualifications Hearings Panel

OKLAHOMA CITY – July 17, 2009 – Quest Energy Partners, L.P. (NASDAQ: QELP) (“QELP” or the “Partnership”) today announced that the NASDAQ Listing Qualifications Hearings Panel (the "Panel") has granted its request for continued listing on the NASDAQ Stock Market. The continued listing is subject to the condition that QELP file its quarterly reports on Form 10-Q for the quarters ended September 30, 2008 and March 31, 2009 and any required restatements by August 15, 2009. QELP is working diligently to meet this deadline after filing its 2008 Form 10-K on June 16, 2009 and amended Form 10-Qs for the quarters ended March 31, 2008 and June 30, 2008 on July 14, 2009. QELP investors are encouraged to review the filings for updated financial and operating information on the Partnership along with descriptions of the prior period restatements.

During this exception period, QELP is required to promptly notify the Panel of any significant events that may call into question restated historical financial information or impact its future ability to maintain compliance with any NASDAQ listing requirement or meet the exception deadline. The Panel also advised QELP that continued listing on NASDAQ during the exception period is subject to the Partnership being able to demonstrate compliance with all other NASDAQ listing requirements. The Panel reserved the right to reconsider the terms of the exception based on any event, condition, or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of the Partnership’s securities on NASDAQ inadvisable or unwarranted.

About Quest Energy Partners, L.P.

Quest Energy Partners, L.P. was formed by Quest Resource Corporation (NASDAQ: QRCP) to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The Partnership owns more than 2,400 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma. The Partnership also owns natural gas and oil producing wells in the Appalachian Basin of the northeastern United States and in Oklahoma. For more information, visit the Quest Energy Partners website at www.qelp.net. The Partnership routinely posts important information in the “Investors” section of its website.

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